[ARTICLE] 5
[MULTIPLIER]   1

        [*]   Denotes information for which confidential
                    treatment has been requested.
           Confidential portions omitted have been filed
                     separately with the Commission.
                        FABVEN FOUNDRY CAPACITY AGREEMENT

                  This Foundry Capacity Agreement ("Foundry Capacity Agreement") is entered into as of September 29, 1995 ("the Effective Date") by and amongst FabVen, a Taiwan corporation having its principal place of business at No. 3 Li-Hsin Road, Science-Based Industrial Park, Hsin Chu City, Taiwan, R.O.C. ("FabVen"), United Microelectronics Corporation, a Taiwan corporation having its principal place of business at No. 13, Innovation Road 1, Science-Based Industrial Park, Hsin Chu City, Taiwan, R.O.C. ("UMC"), and Cirrus Logic, Inc., a corporation with its headquarters in California ("Cirrus").

1.       DEFINITIONS

1.1 "Foundry Products" and/or "Products" shall mean those integrated circuits designed and/or licensed by one or more of the Venturers and/or any of the subsidiaries of the Venturers which FabVen manufactures for sale by the specific Venturer involved under this Foundry Capacity Agreement.

1.2 "FabVen Production Capacity" and/or "Production Capacity" shall mean commercial production capacity in FabVen's facilities in quantities designated as 8-inch equivalent wafer starts during the month involved.

1.3 "Proprietary Information" shall for purposes of this Foundry Capacity Agreement have the same meaning as defined for Confidential Information under the Foundry Venture Agreement.

1.4 "Technology Transfer and License Agreement," "Foundry Venture Agreement," and "Foundry Venture Memorandum of Understanding" shall mean the agreements having those titles as entered by and between UMC and the other Venturers in connection with the business of FabVen.

1.5 "Venturers" shall mean Cirrus and UMC, and such others (collectively "OtherVen") as may be arranged by UMC to participate in the Foundry Venture Ageement and Foundry Capacity Agreement pursuant to the terms of paragraph 4.1(b) of the Foundry Venture Memorandum of Understanding, provided that each OtherVen must confirm in writing that they will be bound by and comply with the terms of this Foundry Capacity Agreement as if they were expressly named as a Venturer. Cirrus expressly consents to the participation of OtherVen, and such participation of OtherVen shall not in any manner relieve Cirrus of any obligations hereunder.

2.       PRODUCTION OF FOUNDRY PRODUCTS

2.1 Subject to the terms of this Foundry Capacity Agreement, and for so long as such Venturer holds a minimum of [*] of their initial ownership percentage of FabVen, such Venturer will have the right of first refusal for FabVen Production Capacity in an amount up to the maximum respective percentages shown in the table below (each a "Production Capacity Percentage"):


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
Venturer                           Production Capacity Percentage
--------------------------------------------------------------------------------
Cirrus                             18.75%
--------------------------------------------------------------------------------
OtherVen                           TBD%
================================================================================

Provided however that during any period when any Venturer's total FabVen shareholding falls below [*] of their initial percentage of the total outstanding FabVen shares under the terms of the Foundry Venture Agreement, such Venturer's Production Capacity Percentage shall instead be equal to the percentage of the then total outstanding shares of FabVen then held by such Venturer.

2.2 During the first seven calendar days of each month during the term of this Foundry Capacity Agreement, FabVen will provide by facsimile to the Venturers written rolling forecasts of FabVen's anticipated Production Capacity for the next six full calendar months. These Production Capacity forecasts will not be commitments or representations that FabVen will achieve the quantities stated, but will be FabVen's best estimates of the quantities involved.

2.3 Subject to Paragraph 2.1, within fourteen calendar days of receipt of each Production Capacity forecast under Paragraph 2.2 above during the term of this Foundry Capacity Agreement, each Venturer will provide to FabVen by facsimile a written rolling forecast of its wafer capacity requirements from FabVen for the next six full calendar months ("forecast" and/or "six months wafer start requirements forecast").

         (a) Each such forecast shall show the quantity of wafer starts and shall include the specific technology for the wafers listed. Each Venturer shall make good faith efforts to ensure that all such forecasts are reasonable estimates of their respective anticipated needs. Subject to this obligation, and except as expressly stated in this Paragraph 2.3, all such forecasts (and any responses to them) will be for planning purposes only, and will not create any obligation to purchase and/or sell Products.

         (b) Each such six months wafer start requirements forecast shall constitute a commitment by the Venturer to purchase a minimum of the following percentages of the amounts indicated in the forecast:

Month in the         First month of      Second month       Third month of
forecast             forecast            of forecast        forecast
-------------------- ------------------- ------------------ -------------------
Minimum
percentage
commitment for       [*]%                [*]%               [*]%
amounts
forecast for that
month
==================== =================== ================== ===================


         (c) FabVen shall provide a written response to each six months wafer start requirements forecast within five (5) working days of FabVen's receipt of such forecast. Subject to the other terms of this Foundry Capacity Agreement,



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FabVen's response to each such forecast shall accept the forecast for the quantities in the first three months to the extent they are within the amounts allowed for the Venturer involved pursuant to Paragraph 2.1. FabVen's response may accept and/or reject in whole or in part any additional forecast quantities for those months.

2.4 Subject to Paragraphs 2.7 and 9.5 of this Foundry Capacity Agreement, to the extent that any forecast from any Venturer pursuant to Paragraph 2.3 fails to forecast the full "Production Capacity Percentage" of FabVen Production Capacity allocated to that Venturer under Paragraph 2.1 above during any one or more of the first [*] months of such forecast: (i) by sending prompt written notice of the amount involved to the Venturer affected, FabVen shall be entitled in its sole and complete discretion to enter commitments with others for such unexercised capacity for the applicable months and in the amounts not so exercised, and (ii) such Venturer will not have the right to require FabVen to provide that unexercised capacity to that Venturer in the month(s) involved.

2.5 Notwithstanding anything to the contrary, FabVen will have no obligation to offer additional capacity beyond that stated in Paragraphs 2.1, 2.3 and 2.4 above and/or Paragraph 2.7 below to any Venturer. Nevertheless, during the term of this Agreement, each Venturer shall be entitled to negotiate with FabVen for such capacity on the same basis as others are permitted to negotiate.

2.6 Each Venturer may exercise rights of first refusal for foundry capacity under this Foundry Capacity Agreement solely for Products, and not for the purpose of offering or providing foundry capacity to others. Except as expressly provided below and/or in the Foundry Venture Agreement, no Venturer may transfer and/or assign its rights to capacity under this Foundry Capacity Agreement.

2.7 The Venturers will discuss in good faith the capacity needs of one another with respect to FabVen facilities and Production Capacity.

2.8 Notwithstanding anything to the contrary, and in addition to any other remedies or rights, in the event of any delays in delivery, or any breach of any warranty provided by FabVen under Section 5, any affected Venturer may adjust forecasted and/or ordered Product amounts, and/or cancel orders for affected Products, without breach of any minimum commitment obligations hereunder to take into account the impact of such delay on the Venturer's need for affected Products.

3.       PRICING AND DELIVERY

3.1 All purchases of foundry services by the Venturers pursuant to this Foundry Capacity Agreement will be subject to FabVen's standard terms and conditions and its usual business practices, subject to any contrary requirements expressly imposed pursuant to the terms of this Foundry Capacity Agreement.

3.2 Except as expressly provided in this Foundry Capacity Agreement, all purchases of foundry services by the Venturers during the term of this Agreement will be at fair market value and under fair market terms and conditions, as would be negotiated at arm's length in an independent foundry relationship, without regard to any preferences or privileges or other considerations whatsoever; provided however that if all Venturers consent in writing, FabVen may,



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prior to the completion of an offering of its shares on a recognized securities exchange, offer foundry service terms to the Venturers on such other terms as may be so expressly agreed.

3.3 For so long as the Venturer involved has a right to FabVen Production Capacity under Section 2.1 above, the prices and other purchase terms to such Venturer for foundry services from FabVen will be no less favorable than the prices and purchase terms which FabVen offers to any other entity for comparable processes and Products at comparable quantities; provided however that UMC shall not be entitled to any volume discount.

3.4 FabVen shall make its best efforts to achieve on-time delivery, and will make reasonable efforts to provide linear shipments. To the extent that FabVen complies with its commitments for wafer starts pursuant to the terms of this Foundry Capacity Agreement, and thereafter makes such efforts, FabVen shall not be liable to any Venturer for any delay in delivery.

4.       RELIABILITY AND QUALITY

4.1 Subject to the terms of FabVen's standard Non-Disclosure Agreement (the terms of which will be no more onorous than as stated in the Foundry Venture Agreement), FabVen will provide, upon written request of a Venturer, its available reliability and quality data regarding Products for the purpose of maintaining consistent quality and reliability standards for such Products throughout the term of this Foundry Capacity Agreement.

4.2 FabVen shall give the Venturers advance written notice of any proposed change(s) ("Proposed Change Notice") in materials and/or to its existing manufacturing process, which, to the best of FabVen's knowledge, might affect the form, fit, performance, maintainability, operation, function, reliability, interface, interconnectability, compatibility, design rules, models, or size of the chips for Products. Such Proposed Change Notice shall describe the nature of the proposed change(s), including reasons for the change(s), the anticipated schedule for implementation of the change(s), and other relevant technical and logistic considerations, including without limitation quality and reliability data to the extent available. The Venturers shall approve or disapprove any such proposed change promptly, but in no event may any such change be disapproved later than five (5) business days after receipt of the Proposed Change Notice. If any Venturer disapproves such proposed change within the five business day period allowed, FabVen shall continue to manufacture and deliver to such Venturer unchanged Products in accordance with this Foundry Capacity Agreement for a minimum of six (6) months from the date FabVen issues the Proposed Change Notice. Upon the expiration of three months after the following Proposed Change Notice, FabVen, in its discretion and by then giving a minimum of three months prior written notice to the Venturer, may stop manufacture and delivery of the Product involved without liability.

4.3 Subject to the other terms of this Foundry Capacity Agreement, the Venturers reserve the right to make any changes they deem appropriate to the design of Products to be fabricated for them by FabVen, provided however that each such change must be documented by the Venturer through written change notices. Notwithstanding anything to the contrary, after process qualification runs for a particular Product have been made and approved by those involved, any changes to design, process or materials for such Products requested by the Venturer shall be subject to FabVen's consent (which will not be unreasonably withheld) and payment by the Venturer of applicable reasonable costs, if any, related to such change.

4.4 During the term of this Foundry Capacity Agreement, FabVen shall maintain fab and test lot traceability for Products manufactured hereunder.


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4.5 FabVen will promptly after discovery advise the Venturers involved of defects and/or non-conformity in Products already shipped to and/or in lots currently in manufacture for such Venturer(s). During the term of this Foundry Capacity Agreement, FabVen will provide each Venturer with written quarterly quality assurance reports regarding Products manufactured on behalf of that Venturer.

4.6 Wafer acceptance will be subject to process control monitor acceptance criteria to be mutually agreed upon between FabVen and the applicable Venturer on a process-by-process basis. Minimum yield and low yield lot criteria will be negotiated between FabVen and the applicable Venturer on a Product-by-Product basis.

5.       WARRANTY AND ACCEPTANCE

5.1 FabVen warrants that the Products delivered will be free from defects in material and workmanship for a period of sixty days following delivery by FabVen, and will be processed according to FabVen standard processing specifications as well as in accordance with any additional processing requirements for such Products as may be agreed-upon in writing by FabVen and the Venturer. FabVen warrants that the Venturer will acquire good title to the Products fee and clear of all liens, claims and encumbrances (other than liens, claims and encumbrances relating to alleged intellectual property infringement).

5.2 Upon receipt of written Stop Request, FabVen will immediately stop shipment of Products which are subject to a suspected failure to meet the criteria specified in Paragraph 5.1. If FabVen is responsible for such failure, or the Products in question are not in conformity with Paragraph 5.1, and FabVen is unable to correct it within forty-five (45) days of receipt of such a written Stop Request, then the Venturer involved may reject non-conforming Products which are subject to the failure, and, without penalty (including loss of capacity) cancel any then-committed but not yet shipped purchase order for such Products by sending written notice of cancellation to FabVen within seventy-five
(75) days of the written Stop Request. Such a notice of cancellation shall be effective on receipt by FabVen.

5.3 Products which are the subject of warranty claims shall be returned in component form (removed from boards where applicable) to FabVen pursuant to FabVen standard return material authorization procedures. No warranty claim concerning Products, under this Foundry Capacity Agreement or otherwise, may be made more than four months after delivery by FabVen of the Products which are subject to the claim.

5.4 To the extent that any Product delivered under this Foundry Capacity Agreement fails to meet the warranties and/or requirements provided herein, and FabVen shall either (a) replace such Product not meeting the warranty with an equivalent number of replacement Products without charge, or (b) refund the payments made to FabVen for such Product, all within sixty (60) calendar days of receipt by FabVen of written notice from the Venturer of such non-conforming Products. The parties will discuss in good faith which of these two remedies is the most appropriate; provided however that if they cannot agree, FabVen shall have the option to choose in its sole discretion between the two remedies, and provided further that no refund and/or replacement shall be required unless the Products for which refund and/or replacement is sought are returned to FabVen pursuant to FabVen's return material authorization procedures. THIS PARAGRAPH
5.4 STATES THE ONLY AND EXCLUSIVE REMEDY FOR ANY AND ALL CLAIMS MADE AGAINST FABVEN UNDER THIS FOUNDRY CAPACITY AGREEMENT.

5.5 FabVen shall not be responsible for defects to the extent caused by assembly not performed by FabVen or by design or application, or by combination of Products with other components.

5.6 The exclusions and warranties in this Section 5 will survive the termination of this Foundry Capacity Agreement, and the exclusions and limitations of liability and of remedies shall apply notwithstanding any claim of a



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failure of any one or more remedies to accomplish their purpose. THE PARTIES
EXPRESSLY WAIVE AND RELINQUISH ANY CONTRARY RIGHTS WITH RESPECT TO THE SUBJECT MATTER OF THIS SECTION 5 UNDER ANY APPLICABLE LAW, DECISION, AND/OR CUSTOM OR PRACTICE.

5.7 Upon written request from a Venturer and subject to satisfactory arrangements for payment to FabVen for the reasonable cost involved, FabVen will perform failure analysis of Products returned to FabVen pursuant to its standard return material authorization procedures. If such analysis shows the existence of material defects in breach of FabVen's warranties under this Foundry Capacity Agreement, FabVen will not be entitled to payment for the cost of the failure analysis concerning such defects for the specific Products which were subject to them.

5.8 If a Venturer requests FabVen to stop shipment of any Products which the Venturer is obligated to purchase pursuant to this Foundry Capacity Agreement, and the Products are subsequently determined in good faith by FabVen to have been processed in accordance with the requirements of this Foundry Capacity Agreement, FabVen shall be entitled to full payment for completed wafers and, in addition, for its reasonable direct costs for up to one month worth of work in progress. Under this Section 5.8, payment for completed wafers will be at the purchase order price, and payment for work in progress shall allow FabVen to recover all reasonable direct costs involved. All such payments will be paid in full within forty-five days of the date of FabVen's invoice for the amounts involved.

6.       SHIPMENT AND TERMS OF PAYMENTS

6.1 Each Venturer guarantees the payment of any and all obligations accrued pursuant to purchase orders from such Venturer under this Foundry Capacity Agreement. Invoices for Products shall be paid at net forty-five (45) days after the end of the month of invoice date. Subject to contrary written agreement, invoices for Products delivered shall show the number of wafers and extended price in U.S. dollars.

6.2 FabVen shall deliver all Products to a freight forwarder in the R.O.C. as designated by the Venturer involved. Such delivery shall be F.O.B. (IncoTerms
1990) at FabVen's facility.

6.3 In the event that any payment under this Foundry Capacity Agreement becomes restricted for any reason, the party whose payment obligation is restricted agrees, at its own expense, to immediately take whatever steps or actions may be necessary to assure such payment.

7.       REPRESENTATIONS AND WARRANTIES

         The Venturers and FabVen each represent and warrant that they have the right and power to enter into this Foundry Capacity Agreement, and adequate resources to fulfill their respective obligations hereunder.

8.       TERM AND TERMINATION

8.1 This Foundry Capacity Agreement shall remain in effect until July 1, 2005, unless sooner terminated as provided herein. This Foundry Capacity Agreement may be terminated only as described below and/or in Paragraphs 6.1 and 6.2 of the Foundry Venture Agreement, the terms of which Paragraphs are incorporated by reference.

8.2      Without limiting the foregoing:


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         (a) If any party fails to perform or violates any material obligation under Paragraph 6.1 of this Foundry Capacity Agreement or Paragraph 4.1(c) of the Foundry Venture Agreement, upon thirty (30) days' written notice to the breaching party specifying such default (the "Default Notice"), any non-breaching party affected by such failure and/or violation may terminate this Foundry Capacity Agreement as to its responsibilities and obligations as between FabVen and that particular non-breaching party, without liability (subject to paragraphs 8.3 and 8.4 below), unless:

                  (i) The breach specified in the Default Notice has been cured within the thirty (30) day period, or if the breach is disputed, the amount in dispute is placed in a reasonably secure third party escrow account pending resolution of the dispute; or

                  (ii) The default reasonably requires more than (30) days to correct (specifically excluding any failure to pay money), and the defaulting party has begun substantial corrective action to remedy the default within such thirty (30) day period and diligently pursues such action, in which event, termination shall not be effective unless sixty (60) days has expired from the date of the defaulting party's receipt of the Default Notice without such corrective action being completed and the default remedied.

         (b) In the event of a breach of a material provision of this Foundry Capacity Agreement, each of the nonbreaching parties shall promptly provide in writing a detailed description of the breach to the extent it affects such party as well as any available information reasonably useful and/or necessary to enable a cure (the "Notice of Breach"). The breaching party shall meet with each such non-breaching party within seven (7) working days following receipt of this Notice of Breach, and shall submit a plan to cure the breach within twenty (20) days of receipt of such notice. The nonbreaching party will accept or reject the plan in writing (giving written reasons in the event of rejection) within five days of receipt, provided however that no rejection of such a plan will be determinative as to whether a cure has been effectuated.

8.3 If a Venturer terminates this Foundry Capacity Agreement for any reasons stated in Paragraphs 8.1 and/or 8.2, FabVen will: (i) if so requested in writing by the Venturer involved cease all Production required by such Venturer's purchase orders under this Foundry Capacity Agreement; and (ii) if so requested by the Venturer involved otherwise complete and deliver all Products pursuant to such Venturer's purchase orders and invoice such Venturer for the Products.

8.4 If FabVen terminates this Agreement as to any Venturer pursuant to Section
8.1 and/or 8.2, FabVen shall be entitled to payment in full upon delivery of all completed Products manufactured to outstanding purchase orders issued by such Venturer under this Foundry Capacity Agreement, as well as to reimbursement for all reasonable direct costs incurred for up to one month's work then in progress for such Venturer.

8.5 FabVen and each Venturer will cooperate in connection with any issue raised by any one or more of them with respect to intellectual property rights of third parties. Without limiting the foregoing, upon written notice to the others, any Party hereto may suspend (i) performance of its obligations, (ii) exercise of its rights of first refusal with respect to capacity and/or (iii) providing capacity to the extent that such Party has reasonable concerns that its future performance in connection with such matters will subject it to claims by others with respect to such matters, provided however that no such suspension will affect any obligation to pay for Product delivered and/or manufactured prior to the date of written notice concerning such matters. In the event that FabVen exercises any of its rights pursuant to this Paragraph 8.5, FabVen will negotiate in good faith to minimize the liability of the Venturer involved to others.

9.       PROPRIETARY RIGHTS

                  All discoveries, improvements and inventions, conceived or first reduced to practice, as those terms are used before the U.S. Patent Office, in the performance of this Foundry Capacity Agreement solely by one party and without



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reliance upon Confidential Information or Proprietary Information of any other party shall be the sole and exclusive property of such party and such party shall retain any and all rights to file at its sole discretion any patent applications thereon.

10.      MISCELLANEOUS

10.1 All terms and conditions of Paragraphs 7 to 9 inclusive of the Foundry Venture Agreement are incorporated by reference.

10.2 This Foundry Capacity Agreement shall become effective only upon execution by all parties and approval, to the extent necessary, by the Government of Taiwan. Each party agrees to make its best faith efforts to cooperate and to obtain such approval as soon as possible.

10.3 Nothing in this Foundry Capacity Agreement shall prohibit any Venturer from purchasing Products and/or foundry services from other suppliers nor, subject to Paragraph 2, prohibit FabVen from offering wafers and/or foundry services to others.

10.4 The provisions of Paragraph 3.4 and Paragraphs 5, 6, 7, 8, 9 and 10 shall survive the expiration and/or termination of this Foundry Capacity Agreement.

         ACCORDINGLY, each Party to this Foundry Capacity Agreement represents and warrants that the representatives signing on their respective behalf is authorized to enter into this Foundry Capacity Agreement and to bind that Party to its terms.

         CIRRUS LOGIC, INC.

         ----------------------------------------




         UNITED MICROELECTRONICS CORPORATION

         ----------------------------------------




         FABVEN

         -----------------------------------------


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